Exhibit 11.1

                         Earnings per Share Calculation
                            Weighted Average Shares

                                                  1996           1995
     Weighted average shares per
     number of outstanding shares              3,284,000      2,937,000

     Average shares per exercise                  34,000              0
     of stock options
                                              ___________    ___________
     Weighted average number of shares         3,318,000      2,937,000
                                              ===========    ==========